Exhibit 99.2

GENERAL ELECTRIC COMPANY

Offer to Exchange up to 5,944,250 Shares of our 5.00% Fixed-to-Floating Rate

Non-Cumulative Perpetual Preferred Stock, Series D

(Liquidation Preference $1,000 per Share)

for

2,777,625 Shares of our 4.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (Liquidation Preference $1,000 per Share)

2,072,525 Shares of our 4.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B (Liquidation Preference $1,000 per Share)

1,094,100 Shares of our 4.20% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C (Liquidation Preference $1,000 per Share)

Pursuant to the Prospectus dated December 18, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JANUARY 19, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF SERIES A, SERIES B AND SERIES C PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

December 18, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

In connection with the transactions described in the prospectus dated December 18, 2015 (the “Prospectus”), General Electric Company (“GE”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange one share of our 5.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, which we refer to as the “New Preferred Stock,” for each outstanding share of our (i) 4.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), (ii) 4.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) and (iii) 4.20% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, collectively, which we refer to collectively as the “Old Preferred Stock,” that are validly tendered and not validly withdrawn. In addition, we will pay each holder of our Series A Preferred Stock a cash payment of $10.00 per share of Series A Preferred Stock that is validly tendered (and not validly withdrawn) by such holder and accepted in the exchange offer and each holder of our Series B Preferred Stock a cash payment of $5.00 per share of Series B Preferred Stock that is validly tendered (and not validly withdrawn) by such holder and accepted in the exchange offer. Participating holders tendering Old Preferred Stock that we accept will also receive a cash payment equivalent to a dividend accruing at the 5.00% per annum fixed dividend rate of the New Preferred Stock from December 15, 2015 to the completion of the exchange offer.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Old Preferred Stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus, GE is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of GE, the dealer manager, the exchange agent or the information agent for purposes of the exchange offer.

GE’S OBLIGATION TO EXCHANGE SHARES OF NEW PREFERRED STOCK FOR SHARES OF OLD PREFERRED STOCK IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.

For your information and for forwarding to your clients for whom you hold shares of Old Preferred Stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus dated December 18, 2015;

2. a form of Letter of Transmittal for tendering shares of Old Preferred Stock for your use in accepting the exchange offer and tendering shares of Old Preferred Stock;

3. the Guidelines for Certification of Taxpayer Identification Number on Form W-9 for U.S. Taxpayers included in the Letter of Transmittal;

4. a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of Old Preferred Stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

5. a form of Notice of Withdrawal for use in withdrawing shares of Old Preferred Stock previously tendered in the exchange offer; and

6. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JANUARY 19, 2016, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Old Preferred Stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer (currently expected to be January 19, 2016) and, unless GE has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once GE accepts shares of Old Preferred Stock pursuant to the exchange offer, your tender is irrevocable.

GE will not pay any fees or commission to any broker, dealer or other person (other than to the dealer manager, information agent or the exchange agent for soliciting tenders of Old Preferred Stock pursuant to the terms of the exchange offer). GE will, however, upon request, reimburse brokers, dealers, banks, trust companies, custodians and similar institutions, for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of Old Preferred Stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of: (a) with respect to shares delivered by book-entry transfer through The Depository Trust Company (“DTC”), confirmation of a book-entry transfer of those shares of Old Preferred Stock in the exchange agent’s account at DTC; in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Procedures for Tendering Old Preferred Stock;” (b) a Letter of Transmittal for shares of GE common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson Inc., by phone at (800) 676-0098 (toll-free for shareholders, banks, and brokers) or (781) 575-2137 (all others outside the U.S.), or via e-mail at GEOffer@georgeson.com. You may also contact the information agent for assistance with any questions you may have about the exchange offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GE OR THE DEALER MANAGER, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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